QuickLinks -- Click here to rapidly navigate through this document

JUNE 2001 AMENDMENT TO
SHEARWATER CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT(S)

    THIS JUNE 2001 AMENDMENT TO SHEARWATER CORPORATION NONQUALIFIED STOCK OPTION AGREEMENT(S) (the "Amendment") is made as of the 29th day of June, 2001, by and between Shearwater Corporation (the "Company") and the undersigned optionholder (the "Participant").

R E C I T A L S:

    WHEREAS, the Company and Participant are parties to that certain or those certain Shearwater Corporation Nonqualified Stock Option Agreement(s), as amended from time to time (the "Agreement");

    WHEREAS, the Company desires to amend the Agreement to reflect certain modifications and clarifications contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, among Inhale Therapeutic Systems, Inc. ("Inhale"), Square Acquisition Corp., the Company, certain Shareholders of Shearwater Corporation, and J. Milton Harris, as amended (the "Merger Agreement"), on the terms and conditions contained herein.

    NOW THEREFORE, for and in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

    1.  Definitions.  Terms used herein but not otherwise defined shall have the same meaning as ascribed to them in the Agreement.

    2.  Options Excercisable as of Effective Time.  The Agreement is hereby amended to add the following paragraph as Section 3(d) of the Agreement:

"(d) Notwithstanding anything to the contrary in this Agreement, the Options, to the extent not already exercisable as of the Effective Time (as hereinafter defined) and pursuant to the terms of this Section 3, shall immediately vest and become exercisable at the effective time (the "Effective Time") of the merger contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, among Inhale Therapeutic Systems, Inc. ("Inhale") Square Acquisition Corp, the Company, Certain Shareholders of Shearwater Corporation, and J. Milton Harris, as amended (the "Merger Agreement")."

    3.  Termination of Employment.  Section 4(a) of the Agreement is hereby deleted in its entirety. Section 8 of the Agreement is hereby amended and restated in its entirety as follows:

"8. Termination of Employment. If the engagement (as a consultant or advisor), employment, or directorship of a Participant to whom an Option shall have been granted pursuant to this Agreement is terminated for any reason, other than death or total and permanent disability, such Participant shall have ninety (90) days from the date of such termination to exercise any such Option the Participant is entitled to exercise at the date of such termination; provided, however, upon the expiration of such ninety (90) day period following Participant's termination, all Options granted to such Participant to the extent not exercised prior to such expiration shall terminate."

    4.  Public Offerings.  Section 10 of the Agreement is hereby deleted in its entirety.

    5.  Governed by Plan.  Section 11 of the Agreement is hereby amended to add the following provision at the end of such Section 11:

"The parties hereby acknowledge and agree that in the event of a conflict between the terms and provisions of this Agreement and the Plan, the terms and provisions of the Plan shall govern."

    6.  No other Amendments.  Except as amended hereby, the Agreement shall remain in full force and effect, shall be binding on the parties in accordance with their respective terms and are hereby ratified and confirmed. The Participant hereby agrees that this Agreement amends each and every Stock Option Agreement between the Participants and the Company.

    7.  Additional Agreements.  Participant hereby consents to the Fourth Amendment to Plan, attached hereto as Attachment A, and acknowledges and agrees that Options shall be subject to the Plan as so amended. Participant further acknowledges that (i) the Options will be converted in accordance with the Merger Agreement if the merger contemplated thereby is consummated; and (ii) the cash component in connection with such conversion may be subject to applicable withholdings by the Company. Participant further agrees not to (and waives his or her right, if any, to) exercise Participant's Options prior to the Effective Time.

    8.  Effective Time of Amendment.  This Amendment shall be effective immediately upon the effective time of the merger contemplated by the Merger Agreement, and in the event the Merger Agreement is terminated, this Amendment shall be null and void and of no further force or effect. Except as set forth above in this Paragraph 8, this Amendment shall be irrevocable by Participant.

    9.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, Participant has hereunto set his or her hands, and the Company has caused this Agreement to be executed by its duly authorized officer, all effective as of the day and year first above written.

PARTICIPANT

Print name:

SHEARWATER CORPORATION

By:	J. Milton Harris
As Its:	President

QuickLinks

JUNE 2001 AMENDMENT TO SHEARWATER CORPORATION NONQUALIFIED STOCK OPTION AGREEMENT(S)